Exhibit 99.1

PRESS RELEASE

Date:	December 1, 2010	Contact:	Donna Luedtke
Website:	www.cubicenergyinc.com		Investor Relations
Phone:	(972) 686-0369	Email:	donna@cubicenergyinc.com

Cubic Energy, Inc. Adds Two Additional Members to its Board of Directors

DALLAS, TX — Cubic Energy, Inc. (NYSE Amex: QBC) (“Cubic” or the “Company) today announces its Board of Directors increased the number of directors of the Company and appointed David B. Brown and Paul R. Ferretti to fill the vacancies created by such increase, in accordance with the provisions of the Company’s bylaws.  The newly appointed directors have been appointed to serve until the Company’s next annual meeting of shareholders or until successors are elected and sworn.

Certain information with respect to these newly appointed directors is set for the below:

David B. Brown has been the Chief Accounting Officer and Controller for Dresser, Inc., a $2 billion multi-national energy equipment company that serves the upstream, midstream and downstream oil, gas and power markets, since 2007.  Mr. Brown’s responsibilities include leading all aspects of Dresser’s accounting function globally, as well as serving as a senior member of Dresser’s world headquarters leadership team.  Additionally, he was instrumental in the development of the recently announced agreement pursuant to which it is anticipated that General Electric will acquire Dresser for approximately $3 billion.  From 2003 until 2007, Mr. Brown was divisional Vice President, Controller and Chief Audit Executive for the parent company of the Brink’s Company, a global security services company with operations in more than 130 countries.  Prior to joining Brinks, Mr. Brown spent 8 years with LSG Sky Chefs, a $3 billion airline catering company owned by Lufthansa, in leadership roles with progressive responsibility including three years in Sao Paulo Brazil as Vice President Finance, Latin America.  Prior to that time, Mr. Brown spent 10 years with Price Waterhouse, where he advised multi-national clients primarily in the energy industry, while living in Moscow, London and the United States.  He has also served in a variety of board of director capacities for several Dallas-based arts and humanities nonprofit organizations and is an active member of the Dallas Committee for Foreign Relations, the World Affairs Council and the Boy Scouts of America.  Mr. Brown has a Bachelor of Business Administration degree from The University of Texas at Austin and is a licensed Certified Public Accountant in the State of Texas.

Paul R. Ferretti served as Managing Director — Head of Energy Investment Banking with Wunderlich Securities Inc., an investment banking firm, from 2008 through September, 2010.  From 2005 until joining Wunderlich Securities, Mr. Ferretti served as Senior Vice President — Head of Energy Investment Banking at Ferris, Baker, Watts Inc., an investment banking firm.  At Ferris, Baker, Watts, Mr. Ferretti established and lead a comprehensive energy team, including both equity research and investment banking.  Mr. Ferretti ran the energy investment banking practice at Ferris, Baker, Watts and was responsible for the firm’s participation in raising approximately $750 million for oil and gas companies in a two year time period.  From 2004 until joining Ferris, Baker, Watts, Mr. Ferretti served as Managing Director of Ladenburg Thalmann & Company, an investment banking firm. Prior to 2004, Paul served with various companies as Sr. Vice President and as Senior Equity Analyst.  During his equity research career, Mr. Ferretti was a member of the New York Society of Security Analysts, the program committee of the NYSSA, and the National Association of Petroleum Investment Analysts and was recognized in the annual Wall Street Journal survey as one of The Best of the Street.  Paul was recently elected to the Board of Directors of NGAS Resources, Inc.  Mr. Ferretti holds a Bachelor of Science degree in Economics from Brooklyn College and served in the United States Army, which included a one year tour of duty in Vietnam.

Further, David B. Brown has been appointed to the Nominating Committee and the Audit Committee [as the financial expert] for the Company, and Paul R. Ferretti has been appointed to the Nominating Committee and the Compensation Committee for the Company.

Calvin Wallen III, Cubic’s President and CEO states, “Paul Ferretti and David Brown are both an extremely advantageous addition to our board with their wealth of relevant experience and knowledge.  The expansion of the company’s already proven and capable board represents a significant development for Cubic and its shareholders.  The board, management and I welcome them to the work at hand and our future growth.”

Cubic Energy, Inc. is an independent company engaged in the development and production of, and exploration for, crude oil and natural gas.  The Company’s oil and gas assets and activity are concentrated in Louisiana and Texas.  Visit www.cubicenergyinc.com for more information on Cubic Energy, Inc.

If you would like to be added to Cubic’s email distribution list, please email your name and email address to Donna Luedtke, Investor Relations at donna@cubicenergyinc.com.  This email distribution list is notified of all news events (including press releases and scheduled investor conference calls).

This press release includes statements, which may constitute “forward-looking” statements, usually containing the words “believe”, “intend”, “estimate”‘, “project”‘, “expect”‘, or similar expressions. These statements are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, future trends in natural gas prices, the availability of capital for development of mineral projects and other projects, the availability of capital to satisfy debt obligations, dependency on pipelines in which to sell the Company’s natural gas it produces, reliance on third party operators for wells in which the Company maintains a working interest, reliance on third party contractors to aid in developing the production infrastructure and in the performance of well completion work, and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission.  By making these forward-looking statements, the Company undertakes no obligation to update these statements for revision or changes after the date of this release. There can be no assurance that any future activities and/or transactions mentioned in this press release will occur as planned. Cubic cannot guarantee the timing of any drilling referenced above or any level of production from its wells.